Registration No. 333-_______

                           SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                     __________

                                      FORM S-8

                               REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                                     __________

                            WESTAMERICA BANCORPORATION
                (Exact name of registrant as specified in its charter)


          California					    94-2156203
(State or other jurisdiction of                  (I.R.S. Employer
 incorporation or organization)	              entification No.)

            1108 Fifth Avenue
         San Rafael, California	                    94901
 (Address of Principal Executive Offices)             (Zip Code)

                            WESTAMERICA BANCORPORATION
                    TAX DEFERRED SAVINGS/RETIREMENT PLAN (ESOP)
                             (Full title of the plan)

                                   David L. Payne
                    Chairman, President and Chief Executive Officer
                              Westamerica Bancorporation
                                    1108 Fifth Avenue
                              San Rafael, California  94901
                        (Name and address of agent for service)

                                    (415) 257-8000
            (Telephone number, including area code, of agent for service)

                            CALCULATION OF REGISTRATION FEE
________________________________________________________________________________
    Title of                        Proposed          Proposed      Amount of
   Securities      Amount to be     maximum           maximum       registration
to be registered    registered   offering price      aggregate          fee
                                    per share      offering price
________________________________________________________________________________
Common stock          500,000        $44.85 (1)     $22,000,000       $1,816.43
________________________________________________________________________________

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h). The fee is calculated on the basis of the average of the high and low prices for the Registrant's Common Stock reported on the Nasdaq National Market System on July 24, 2003.

EXPLANATORY NOTE



	This Registration Statement is being filed to register an additional 500,000 shares of Common Stock (the "Common Stock"), of Westamerica Bancorporation (the "Registrant") as a result of an increase in the number of shares of Common Stock issuable under the Westamerica Bancorporation Tax Deferred Savings/Retirement Plan (ESOP) (the "Plan"). The earlier Registration Statement on Form S-8 filed by the Registrant with the Commission on July 13, 1988 (File No. 33-23043), as amended by Post-Effective Amendment No. 1 on August 25, 1988 and Post-Effective Amendment No. 2 on June 29, 1990, is hereby incorporated by reference. This incorporation by reference is made pursuant to General Instruction E of Form S-8 regarding the registration of additional securities of the same class as other securities for which there has been filed a Registration Statement on Form S-8 relating to the same employee benefit plan.

                                PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Exhibits.

	The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), are incorporated by reference into this Registration Statement: (i) the Registrant's Annual Report on Form 10-K filed with the Commission for the fiscal year ended December 31, 2002 (File No. 001-09383), (ii) the Registrant's Quarterly Report on Form 10-Q filed with the Commission for the quarterly period ended March 31, 2003 (File No. 001-09383), and (iii) the description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A, as amended, filed with the Commission on November 19, 1999 (File No. 001-09383).
	All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement or by any document which constitutes part of the prospectus relating to the Plan meeting the requirements of Section 10(a) of the Securities Act.


Item 6.   Indemnification of Directors and Officers.

Section 317 of the California Corporations Code authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors, officers, employees and other agents of the corporation ("Agents") in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Article VII of the Registrant's Restated Articles of Incorporation, as amended (Exhibit 4.1 hereto) authorizes the Registrant to indemnify its Agents, through bylaw provisions, agreements, votes of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Registrant and its shareholders. Article VII also authorizes the Registrant to provide insurance for Agents provided that, in cases where the Registrant owns all or a portion of the shares of the company issuing the insurance policy, such company and/or the policy must meet certain conditions set forth in Section
317. Article V of the Registrant's Bylaws provides for mandatory indemnification of each director of the Registrant except as prohibited by law.

	The Registrant maintains a directors and officers liability insurance policy that indemnifies the Registrant's directors and officers against certain losses in connection with claims made against them for certain wrongful acts. In addition, the Registrant has entered into separate indemnification agreements with its directors and officers that require the Registrant, among other things, (i) to maintain directors' and officers' insurance in reasonable amounts in favor of such individuals, and (ii) to indemnify them against certain liabilities that may arise by reason of their status or service as Agents of the Registrant to the fullest extent permitted by California law.

Item 8.   Exhibits.

	The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.			  	  Description
-----------                     -----------

4.1		Restated Articles of Incorporation of the Registrant, as
            amended (incorporated by reference to Exhibit 3(a) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the Securities and Exchange Commission on March 30, 1998).

4.2		By-laws of the Registrant, as amended (incorporated by
            reference to Exhibit 3(ii) to the Registrant's Periodic Report on Form 10-Q for the fiscal quarter ended March 31, 2003, filed with the Securities and Exchange Commission on May 14, 2003).

5.1		Opinion of Kirkpatrick & Lockhart LLP regarding the legality of the shares being registered.

23.1		Consent of KPMG, independent auditors.

23.2		Consent of Kirkpatrick & Lockhart LLP (included in the
            Opinion filed as Exhibit 5.1).

24.1		Power of Attorney (set forth on the signature page of this
            Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Rafael, State of California, on this 25th day of July, 2003.


							WESTAMERICA BANCORPORATION

							By:    /s/ DAVID L. PAYNE
                                                --------------------
							      David L. Payne
							      Chairman, President and Chief
                                                Executive Officer


KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David L. Payne his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent with full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration
Statement has been signed by the following persons in the capacities and on the date(s) indicated:

    Signature                        Capacity                      Date
    ---------                        --------                      ----

/s/ DAVID L. PAYNE             Chairman, President and        July 24, 2003
---------------------------    Chief Executive Officer
David L. Payne                 (Principal Executive Officer)

/s/ JENNIFER J. FINGER         Senior Vice President and      July 24, 2003
---------------------------    Chief Financial Officer
Jennifer J. Finger             (Principal Financial Officer)

/s/ DENNIS R. HANSEN           Senior Vice President and      July 24, 2003
---------------------------    Controller (Principal
Dennis R. Hansen               Accounting Officer)

/s/ ETTA ELLEN                 Director                       July 24, 2003
---------------------------
Etta Allen

/s/ LOUIS E. BARTOLINI         Director                       July 24, 2003
---------------------------
Louis E. Bartolini

/s/ ARTHUR C. LATNO, JR.       Director                       July 24, 2003
---------------------------
Arthur C. Latno, Jr.

/s/ PATRICK D. LYNCH           Director                       July 24, 2003
---------------------------
Patrick D. Lynch

/s/ CATHERINE COPE MCMILLAN    Director                       July 24, 2003
---------------------------
Catherine Cope McMillan

/s/ RONALD A. NELSON           Director                       July 24, 2003
---------------------------
Ronald A. Nelson

/s/ CARL R. OTTO               Director                       July 24, 2003
---------------------------
Carl R. Otto

/s/ EDWARD B. SYLVESTER        Director                       July 24, 2003
---------------------------
Edward B. Sylvester

EXHIBIT INDEX

Exhibit No.                         Description
-----------                         ------------

   4.1			Restated Articles of Incorporation of
                        the Registrant, as amended (incorporated by reference to Exhibit 3(a) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the Securities and Exchange Commission on March 30, 1998).


   4.2			By-laws of the Registrant, as amended
                        (incorporated by reference to Exhibit
                        3(ii) to the Registrant's Periodic
                        Report on Form 10-Q for the fiscal
                        quarter ended March 31, 2003, filed
                        with the Securities and Exchange
                        Commission on May 14, 2003).


   5.1			Opinion of Kirkpatrick and Lockhart LLP
                        regarding the legality of the shares
                        being registered.

   23.1			Consent of KPMG LLP, independent auditors.


   23.2			Consent of Kirkpatrick & Lockhart LLP
                        (included in the Opinion filed as Exhibit 5.1).


   24.1			Power of Attorney (set forth on the
                        signature page of this Registration Statement)

Exhibit 5.1





July 25, 2003

Westamerica Bancorporation
1108 Fifth Avenue
San Rafael, California  94901

Ladies and Gentlemen:

	We are counsel to Westamerica Bancorporation (the "Company") and we have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 500,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), which are to be issued from time to time to certain employees of the Company and its affiliates in connection with the Westamerica Bancorporation Tax Deferred Savings/Retirement Plan (ESOP) (the "Plan").

	We have examined the originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the Plan and such other documents as we have deemed necessary or appropriate for purposes of this opinion.

	Based on the foregoing, we are of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that the Shares, when issued under the terms of the Plan, will be legally and validly issued, fully paid and nonassessable.

	We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

							Yours truly,

                                          By:  /s/ KIRKPATRICK & LOCKHART LLP
                                               ------------------------------

Exhibit 23.1






                         Independent Auditors' Consent


The Board of Directors
Westamerica Bancorporation

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the registration of 500,000 shares of Westamerica Bancorporation common stock under the Westamerica Bancorporation Tax Deferred Savings/Retirement Plan (ESOP) of our report dated January 21, 2003, with respect to the balance sheets of Westamerica Bancorporation as of December 31, 2002 and 2001 and the related statements of income and comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002 which report appears in the December 31, 2002 annual report on Form 10-K of Westamerica Bancorporation.

By: /s/ KPMG LLP
   --------------



San Francisco, California
July 25, 2003